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                                                                    EXHIBIT 99.5

                             STOCK OPTION AGREEMENT

                            [Incentive Stock Option]

     THIS AGREEMENT is entered into by and between BANK OF VANCOUVER (the "Employer") and __________________ ("Employee"). The parties do hereby agree as follows:

     Pursuant to the Bank of Vancouver Employee Stock Option Plan (the "Plan"), as adopted by the Board of Directors of the Employer on June 16, 1989, and approved by the Stockholders on July 17, 1989, the Employer hereby grants to Employee an Incentive Stock Option to purchase ______________ shares of the $1.00 par value Common Stock of the Employer at an Option Price of ________ per share, payable in cash or other consideration acceptable to the Employer.

     The date of grant of this Option is ___________________.

This Option shall terminate on the 10th anniversary of said date of grant, unless sooner terminated by reason of death, disability or other termination of status as an Employee, as provided in the Plan.

     This Option shall be exercisable, in whole or in part (but not for any fractional shares), at any time and from time to time between the date of grant and the date of termination of this Option. Exercise must be by actual delivery to the Employer of a written notice of exercise signed by Employee specifying the number of shares and Option price and accompanied by payment of the full amount the Option price.

     All of the terms and conditions of the Plan concerning Incentive Stock options are hereby incorporated by this reference as a part of this Stock Option Agreement as if said terms and conditions had been included in this instrument. The Employer reserves the right, without the consent of Employee, to amend the Plan and/or this Agreement at any time prior to the exercise of the Option granted hereunder in any manner and to any extent determined by the Employer to be reasonably necessary to cause the Option granted hereunder to constitute an "incentive stock option" within the scope and meaning of Section 422A of the Internal Revenue Code

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and its implementing regulations, as now in effect or as hereafter adopted or amended.

     EXECUTED THIS ___________________________________________.


                                          EMPLOYER:

                                          BANK OF VANCOUVER


                                          By ________________________

                                          Its _______________________


                                          EMPLOYEE:

                                          ___________________________

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